DGYW5171202304211398105Z

NO: Guizhou Comprehensive Credit No. 2023006

Comprehensive Credit Agreement

DGYW51712023042113950152

Content

DGYW 51712023042113950152

Comprehensive Credit Agreement

Creditee: (Party A)Sunrise (Guizhou) New Energy Materials Co., Ltd.

Residence: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

Legal representative: Du Huiyu

Telephone:18285987769

Fax:/

Creditor: (Party B) Guiyang Branch of China Everbright Bank Co., Ltd.

Residence: Guiyang International Financial Center is located east of Changling North Road and north of Lincheng East Road, Guanshanhu District, Guiyang City, Guizhou Province

West Third Tower of Financial Center

Telephone:0851-82590203

Fax:/

In accordance with the relevant laws and regulations currently in effect in the country, the creditee (hereinafter referred to as "Party A") and the creditor (hereinafter referred to as "Party B") have entered into this Agreement through consultation and consensus based on the principles of equality, voluntariness, good faith and good faith. , and abide by it together.

Chapter 1 Definition and explanation

Article 1 Unless the context of this Agreement requires otherwise, the following terms in this Agreement have the following meanings:

Comprehensive credit: refers to Party B's conditional commitment to provide Party A with one or more types of credit support.

Specific business: refers to the specific credit business provided by Party B to Party A such as loans, bank acceptance bills, trade financing, etc. based on Party B's comprehensive credit to Party A.

Maximum credit limit: refers to the maximum balance of the debt principal formed by each specific business that Party A can apply to Party B for use within the validity period of the comprehensive credit stipulated in this agreement, determined based on Party B's comprehensive credit to Party A.

Specific credit limit: refers to the maximum balance of debt principal formed by a specific business that Party A can apply to Party B for use within the validity period of the comprehensive credit stipulated in this agreement, determined within the maximum credit limit.

Used credit line: refers to the sum of the debt principal balance of a specific business within the specific credit line that Party A has not yet paid off within the validity period of the comprehensive credit stipulated in this agreement.

Specific business contract: The corresponding contract or agreement signed by Party A and Party B regarding specific business and the use of specific credit lines.

Chapter 2 Maximum Credit Line and Specific Credit Line

Article 2 (1) The maximum credit limit provided by Party B to Party A under this Agreement (total of local and foreign currencies, foreign currencies shall be converted into RMB at the benchmark exchange rate on the date of signing of this Agreement) is: RMB 100 million in uppercase letters (RMB100 in lowercase letters). 000.000.00).

(2) Party A and Party B jointly confirm that from the effective date of this agreement, all outstanding business credit lines or business agreements under the "Comprehensive Credit Agreement" numbered [/] will be included in the credit line management under this agreement. At the same time, All guarantees/guarantees under this agreement cover all outstanding business under the aforementioned "Comprehensive Credit Agreement".

Article 3 Among the above-mentioned maximum credit limits, the specific credit limits for each specific business are as follows:

(1) General loans: specific credit limit \

(2) Bank acceptance bill: The specific credit limit is RMB 100 million.

(3) Trade financing: specific credit line\.

Regarding the use of specific credit lines for trade finance business, Party A and Party B shall separately sign a comprehensive trade finance credit agreement (No./) or /Agreement (No./)

(4) Bank acceptance bill (post first and then check) discount: specific credit limit

(5) Bill discounting: (Party A issues the bill as the payee, and the holder applies to China Everbright Bank for commercial bill discounting, which will occupy Party A's bill discounting limit under this agreement) Specific credit limit\

(6) Others:/Specific credit limit

(7) Other agreements: /.

With the consent of Party A and Party B, during the performance of this agreement, within the maximum credit limit, each specific business type (including but not limited to the above business types) can still be adjusted and changed, and the lines can also be used in conjunction with each other.

Chapter 3 Credit Period

Article 4 The effective period of use of the maximum credit limit is: from June 1, 2023.

The term of specific business shall be subject to the agreement of the specific business contract, but the start date of the specific credit line under each specific business shall not be later than the expiration date of the effective use period of the above-mentioned maximum credit line (inclusive).

Chapter 4 Maximum Credit Line and Use of Specific Credit Lines

Article 5 Within the maximum credit limit and its effective period of use stipulated in this Agreement, Party A may apply to Party B for the use of each specific credit limit once or in installments; Party B shall, based on Party A's credit status and Party B's credit policy, Determine specifically the name, amount and term of the specific business applied for by Party A in accordance with the provisions of this Agreement.

Article 6 Provisions on recycling: Within the effective period of the maximum credit limit agreed in this agreement, Party A can recycle the specific credit limit, that is, after the debts under any specific business are fully paid off, the credit limit occupied by the specific business The specific credit line can continue to be used by new specific businesses of the same type; except that it cannot be recycled according to Party B's requirements.

Article 7 When handling specific business, Party A and Party B shall sign a specific business contract. If the specific business contract is inconsistent with the provisions of this Agreement, the specific business contract shall prevail. If Party A is a group customer identified by Party B in accordance with the "Risk Management Guidelines for Credit Granting Business to Commercial Bank Group Customers" and other relevant laws and regulations, when the breach of contract stipulated in the specific business contract does not include the circumstances listed in Article 9 of this Contract, Article 9 of this Contract shall The situations listed in Article 1 shall be regarded as breaches of specific business contracts.

Chapter 5 Rates

Article 8 The interest rates, exchange rates, and rates that need to be determined in each specific business under this agreement, as well as the various fees accrued by Party B, shall be separately agreed upon by Party A and Party B in the specific business contract, and shall be both sides

Each specific business contract signed shall prevail.

Chapter 6 Adjustment of the maximum credit limit and specific credit limit

Article 9 When one of the following circumstances occurs during the performance of this contract or a specific business contract by Party A, Party B has the right to adjust the maximum credit limit, specific credit limit and credit period, and has the right to terminate the comprehensive credit provided to Party A and unilaterally stop payment. Party A shall withdraw part or all of the unused credit line in advance, and take other measures in accordance with the law:

(1) There is a major adjustment in the country's monetary policy;

(2) Major financial risks occur or lurk in the area where Party A is located;

(3) Major changes occur in the market related to Party A's operations;

(4) Party A is experiencing or is about to encounter major operating difficulties or risks;

(5) Party A experiences major mergers, acquisitions and reorganizations, divisions, mergers, terminations and other major institutional changes that Party B believes may affect the safety of the loan;

(6) Refuse to accept Party B's supervision and inspection of its use of credit funds and related operating and financial activities;

(7) Changing the original purpose of the loan without the written consent of Party B, misappropriating the loan or using bank loans to engage in illegal or illegal transactions;

(8) Providing false materials or concealing important business and financial facts;

(9) Party A has transferred property, evacuated funds, or evaded debts;

(10) Party A, as a group customer identified by Party B in accordance with the "Risk Management Guidelines for Credit Granting Business to Commercial Bank Group Customers" and other relevant laws and regulations, uses false contracts with related parties to exchange notes receivable and receivables without real trade background. Accounts and other claims are discounted or pledged to Party B to obtain Party B's funds or credit; or the bank's claims are intentionally evaded through related transactions;

(11) Party A violates the commitments stipulated in this agreement;

(12) The guarantor of this agreement encounters a serious shortage of funds or major operating difficulties, which seriously affects its guarantee ability;

(13) The collateral and pledges used for security are damaged or lost, endangering the security of Party B's claims;

(14) The occurrence of any other events or any other circumstances, which, according to Party B's analysis or judgment, has led to or is about to lead to a decline in Party A's solvency or damage to Party B's rights and interests;

(15) Party A fails to perform its obligations under any specific business contract.

Article 10 After signing this agreement, Party A may apply in writing to adjust each specific credit limit. The adjustment can be made with Party B's written consent and is not bound by the above article. Party A's written application and Party B's written reply shall be deemed to be a modification of Article 3 of this Agreement and shall have the same legal effect as this Agreement.

Chapter 7 Guarantee

Article 11 In order to ensure that the claims under this agreement are paid off, the following guarantee methods are adopted:

(1) The guarantors Hu Haiping, Liu Fangfei, and Du Huiyu signed with Party B the Maximum Guarantee Contract No. 2023006-02 (Guarantee) No. 2023006-02 (Guarantee) No. 2023006-02 of your company 》

(2) The mortgagor Guizhou Huiyang Technology Co., Ltd. and Party B signed the "Maximum Amount Mortgage Contract" numbered Your Company San Zongsheng (Offset) No. 2023006.

(3) The pledgor/signed the "Maximum Amount Pledge Contract" numbered/with Party B.

(4) Other methods/.

Article 12 Although this chapter stipulates the guarantee method for creditor's rights, when Party A and B are handling specific business, if Party B deems it necessary, Party A still has the right to require Party A to provide another guarantee. Party A shall not use the agreement on guarantee in this chapter as Other warranties are denied.

Chapter 8 Party B's Commitment

Article 13 If Party A applies for a specific credit limit as stipulated in this Agreement, Party B will review Party A in accordance with the "Commercial Bank Law of the People's Republic of China", "General Rules for Loans" and other laws and regulations, as well as Party B's credit management and other regulations, and shall After reviewing the situation, we shall independently decide whether to grant credit to Party A and the specific contents such as the amount and period of the credit limit. Party A shall be informed of the approval results in a timely manner.

Chapter 9 Party A's Commitment

Article 14: Debts shall be paid off on time as stipulated in the specific business contract, and all payable expenses shall be paid on time.

Article 15 The use of funds within the specific credit limit shall comply with the provisions of laws and regulations and the provisions of this Agreement and the specific business contract, and shall be subject to inspection by Party B at any time.

Article 16 During the credit period, true financial statements shall be submitted to Party B in a timely manner, and the main domestic bank accounts, bank accounts, deposit and loan balances and other relevant operating information shall be truthfully provided to Party B.

Article 17 If Party A is a group customer identified by Party B in accordance with the "Risk Management Guidelines for Credit Granting Business to Group Customers of Commercial Banks" and other relevant laws and regulations, within the credit period, Party A shall promptly report to Party B the status of related transactions involving more than 10% of net assets, including But not limited to:

(1) The related relationship between the parties to the transaction;
(2) Transaction items and transaction nature;
(3) The amount of the transaction or the corresponding proportion;
(4) Pricing policy (including transactions with no amount or only nominal amount)
(5) Other circumstances required by laws, regulations or Party B's requirements.

Article 18 During the credit period, if Party A provides guarantee for any third party or signs a contract with a guarantee function with others, it shall notify Party B in writing in advance, and it shall not affect the ability to repay debts to Party B on time.

Article 19 During the credit period, the Company shall undertake the following notification obligations:

(1) If the legal representative (responsible person) or legal person's domicile or business place is changed, or the registered capital, equity, or major investment changes, etc., Party B shall be notified in writing within 15 days from the date of change or change, and shall provide Relevant information.

(2) During the credit period, if Party A is involved in major litigation, arbitration or other judicial proceedings or administrative penalty procedures, or if there are major changes in Party A's operating conditions or financial status that may affect the realization of Party B's creditor's rights, Party A shall immediately notify in writing Party B.

(3) During the credit period, Party A engages in any form of asset reorganization activities such as mergers, acquisitions, and spin-offs, or any form of contracting, leasing, or other activities that change the company's operating rights, or changes the company's organizational structure and operating methods. Party B must be notified in writing two months in advance of any activities, or apply for dissolution, bankruptcy or other termination of business activities, and must pay off all debts owed to Party B or implement debt repayment responsibilities.

Article 20 Party A's violation of any stipulations of this Agreement or the specific business contract shall constitute a breach of this Agreement; Party B shall have the right to withdraw any funds under the maximum credit limit in advance, reduce or cancel the unused credit limit, and The right to terminate this agreement and specific business contracts.

Party A shall be liable for all losses caused to Party B due to Party A's breach of contract, including but not limited to all financing principal and interest and other payables (including but not limited to litigation fees, arbitration fees, preservation fees, auction fees and lawyers). fees, etc.).

Chapter 10 Agreement takes effect

Article 21 This agreement shall take effect from the date when the legal representatives (responsible persons) of Party A and Party B or their authorized agents sign or seal it and affix their official seals.

Chapter 11 Disputes and Resolution

Article 22 If a dispute arises between Party A and Party B during the performance of the agreement, it shall first be resolved through friendly negotiation. If negotiation fails and litigation is required, either party may file a lawsuit with the people's court with jurisdiction where Party B is located.

Chapter 12 Integrity of the Agreement

Article 23 Each specific business contract signed between Party B and Party A in accordance with this Agreement is a valid part of this Agreement and constitutes an entire agreement.

Article 24 If Party A fails to perform the obligations stipulated in any specific business contract signed by Party A and Party B in accordance with this Agreement, it will constitute a breach of this Agreement. Party B may terminate this Agreement and recover all undue claims in advance. .

Article 25 With the written consent of Party B, Party A may authorize all or part of the credit line under this Agreement to other entities for use, and sign relevant specific business contracts with Party B in the name of the authorized entity. The specific content shall be based on Party A's The "Authorization Letter for the Use of Credit Line" issued by Party B and approved by Party B shall prevail.

Article 26 Party A does not need to specify the specific credit limit for the specific business mentioned in Article 3 in the "Authorization Form for the Use of Credit Line"/"Authorization Form for the Use of Repurchase Guarantee Line".

Article 27 Party A must clarify in the "Authorization Letter for the Use of Credit Line" whether the authorized unit can sub-authorize.

Article 28 For matters not covered in this agreement, Party A and Party B may separately reach a written agreement as an attachment to this agreement. The attachment to this agreement is a valid part of this agreement and has the same legal effect as this agreement.

Chapter 13 Supplementary Provisions

Article 29 This agreement is made in triplicate, one copy for Party A, one copy for Party B, and one copy retained by the mortgage registration department. Each copy has the same legal effect.

Article 30 This agreement was signed in Guiyang City, Guizhou Province on May 16, 2023.

DGY 51712023042113950152

Article 31 Both parties to the contract agree to have this contract notarized and promise to make this contract enforceable. When Party A fails to perform or fully performs its debts or when Party B realizes its creditor's rights as stipulated in laws and regulations or as stipulated in this contract, Party B has the right to directly apply for compulsory execution to the people's court with jurisdiction.

Party A has no objection to Party B's application for enforcement under this contract. Both parties to the contract jointly confirm that the above-mentioned notarization fees are borne by the parties and methods: [×] Party A (trustee) shall bear it; [×] Party B (credit grantor) shall bear it; [×] Party A (trustee) shall bear /% and Party B (Credit grantor) shall bear jointly at /% (proportion). (This article is an optional provision, and both parties choose [2] in this contract. 1. Applicable; 2. Not applicable.)

Article 32 If at any time any provision of this contract is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the other provisions of this contract shall not be affected or impaired in any way. .

Article 33 If bank acceptance bill business occurs under this agreement, the Guiyang Branch of China Everbright Bank Co., Ltd. (the name of the branch or the institution designated by the branch) will sign a "Bank Acceptance Agreement", and the specific business will be signed by China Everbright Bank Co., Ltd. Guiyang The branch (name of the branch or the institution designated by the branch) is responsible for it, and all rights and obligations under the "Bank Acceptance Agreement" are borne by Guiyang Branch of China Everbright Bank Co., Ltd. (name of the branch or the institution designated by the branch). (This clause is an optional clause. Both parties choose to include it in this contract. 【1】. 1. Applicable; 2. Not applicable.)

Article 34 Party A promises that in the event of a dispute arising out of this contract, Party A agrees to choose the address listed in [1] below as the judicial service address; if the following address changes, Party B shall be notified in writing. In the absence of written notification, it shall be deemed that the judicial service address has not been changed.

【1】Written delivery address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

【2】Electronic delivery address (optional):

fax number:/

email:/

We chat number:/

Article 35 According to the relevant contents of the "Key Evaluation Indicators for Green Credit Implementation" of the China Banking and Insurance Regulatory Commission, the category of the creditee in the environmental and social risk classification is [3] (1. Category A or B; 2. Category C; 3. Not applicable) customers (see the table in Appendix 1 for details). Among them, fiduciaries classified as Category A or B hereby voluntarily make environmental and social risk management commitments (see Appendix 1 for details) and perform corresponding responsibilities and obligations in strict accordance with the commitments.

Article 36 Other agreements: /.

Party A (seal):**Sunrise (Guizhou) New Energy Materials Co., Ltd.**

Legal representative:
(or appoint an agent)

Party B (seal): **Guiyang Branch of China Everbright Bank Co., Ltd.**

Legal representative / person in charge:
(or appoint an agent)

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Attachment1

Environmental and social risk management commitments

As a customer whose environmental and social risks are classified as Category A or Category B (see the attachment for classification basis), the fiduciary agrees to sign this commitment letter as an attachment to the "Comprehensive Credit Agreement" and as an integral part thereof. The fiduciary promises as follows:

1. The fiduciary's representations and warranties to manage environmental and social risks, including but not limited to:

1.1 Declares and guarantees that the fiduciary's internal management documents related to environmental and social risks comply with regulatory requirements and are effectively implemented

1.2 Statement and guarantee that the fiduciary does not have any major litigation cases related to environmental and social risks.

2. The fiduciary promises to accept the supervision of the lender and strengthen the constraints of environmental and social risk management, including but not limited to:

2.1 Commit to complying with all behaviors and performance related to environmental and social risks;

2.2 Commit to establishing and improving an internal management system for environmental and social risks, and stipulate in detail the responsibilities, obligations and punishment measures for the relevant responsible persons of the fiduciary;

2.3 Commit to establishing and improving emergency response mechanisms and measures for environmental and social risk emergencies;

2.4 Commit to establishing a dedicated department and/or appointing dedicated personnel to be responsible for environmental and social risk matters;

2.5 Commit to cooperate with the lender or its recognized third party in the assessment and inspection of the fiduciary's environmental and social risks;

2.6 In the face of strong doubts from the public or other stakeholders about the fiduciary's performance in controlling environmental and social risks, commit to respond appropriately or take other necessary actions;

2.7 Commitment to urge the fiduciary's vital related parties to strengthen management and prevent the environmental and social risks of related parties from being transmitted to the fiduciary;

2.8 Commit to perform other matters deemed by the lender to be relevant to the control of environmental and social risks.

3. The fiduciary shall promptly and fully notify the lender of the relevant situation:

3.1 Various permits, approvals, and approvals related to environmental society and risks during the process of start-up, construction, operation, and shutdown;

3.2 The assessment and inspection of the fiduciary's environmental and social risks by the environmental and social risk regulatory agency or its recognized institution;

3.3 Supporting construction and operation of environmental facilities;

3.4 Pollutant discharge and compliance with standards;

3.5 Safety and health of employees;

3.6 Major complaints and protests from neighboring communities against the trustee;

3.7 Major environmental and social claims;

3.8 Other circumstances that the Lender considers to be significant related to environmental and social risks.

4. The following circumstances will be deemed as a breach of this agreement by the fiduciary in managing environmental and social risks:

4.1 The fiduciary's statements, guarantees, and commitments regarding environmental and social risk management have not been conscientiously fulfilled;

4.2 The trustee is punished by relevant government departments due to poor environmental and social risk management;

4.3 The fiduciary is strongly questioned by the public and/or media due to poor environmental, social and risk management;

4.4 Other default events related to environmental and social risk management agreed between the credit grantor and the fiduciary, including cross-default events.

5. When the fiduciary defaults, the creditor can take the following measures independently:

5.1 Withdraw credit commitments that have been made;

5.2 Suspend the disbursement of the loan until the creditee takes rescue measures that are satisfactory to the creditor

5.3 Collect disbursed loans in advance;

5.4 When the loan cannot be repaid, the relevant mortgage rights will be exercised in advance;

5.5 Other punitive measures agreed between the creditor and the creditee.

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Attached table: List of national economic codes for Category A, Category B projects and customers					
category	**Project or main business**	**Industry code**	**Industry name**	**main stage**	Remark
Category A: Customers whose construction, production, and business activities may seriously change the original state of the environment and produce adverse environmental and social consequences that are difficult to eliminate. Customers engaged in the development and operation of the following projects should in principle be classified into Category A					
Category A	nuclear power plant	4413	Nuclear power generation	Construction and operation and shutdown	government approved projects
	Large hydropower station	4412	hydroelectric power	construction	
	Large water conservancy project	482	Water conservancy and inland river port engineering construction		
	Mineral and non-mineralassets Source Mining: Excavation Project	06	Coal mining and washing industry	construction and operation	
		07	Oil and gas extraction industry		
		08	Ferrous metal mining and processing industry		
		09	Non-ferrous metal mining and processing industry		
		10	Non-metallic mineral mining and processing industry		
		12	Other mining industries		
	Environmental and ecological fragility large area type facilities / (Bag include tourist facilities)			constructio n	
	from minority areas large facilities				
	Adjacent to residential areas , large water intake area industrial projects				
Category B: Customers whose construction, production, and operating activities will produce adverse environmental and social consequences that are easier to eliminate through mitigation measures. engage in Customers engaged in project development and operation in the following industries should in principle be classified as Category B					
Categor y B	Printing and dyeing, dyeing and finishing	1713	Cotton printing and dyeing finishing	construction and operation	
		1723	Wool dyeing and finishing		
		1733	Linen dyeing and finishing		
		1743	Silk screen dyeing and finishing		
		1752	Dyeing, finishing and finishing of chemical fiber fabrics		
		1762	Dyeing and finishing of knitted or crocheted fabrics		

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Category B	Tanning process	1910	Leather tanning processing	construction and operation	
		1931	Fur tanning processing		
	papermaking	221	pulp manufacturing		
		222	papermaking		
	Petroleum processing, etc.	25	Petroleum processing, coking and nuclear fuel processing industries		
	chemical production	26	Chemical raw materials and chemical products manufacturing		
	drug	27	Pharmaceutical manufacturing industry		
	Rubber and plastic production	29	Rubber and plastic products industry		
	Non-metallic mineral production	30	Non-metallic mineral industry		
	Metal smelting and rolling processing	31	Ferrous metal smelting and rolling processing industry		
		32	Nonferrous financial smelting and rolling processing industry		
		4411	Thermal power generation		
		4430	Heat production and supply		
		4500	Gas production and supply industry		
	large facility constructio n work	47	house building industry	operations	
		48	Civil engineering construction industry		
	long distance transportation Project; urban rail transportation projects	53	Railway transportation industry	constructio n	If the construction area has an environmental protection area or a heritage protection area, it will be classified as Category A.
		5412	urban rail transit		
		57	Pipeline transportation industry		
Category C: Customers whose construction, production and business activities will not produce obvious adverse environmental and social consequences					